Exhibit 99.1

For Information: Scott Lamb
Telephone: (713) 332-4751	January 15, 2005

KAISER ALUMINUM FILES COURT MOTION REGARDING COMMITMENT
LETTER FOR NEW FINANCING ARRANGEMENT

     HOUSTON, Texas, January 15, 2005 — Kaiser Aluminum has signed a commitment letter and filed a motion with the U.S. Bankruptcy Court for the District of Delaware seeking approval to enter into an agreement with JPMorgan Chase Bank, National Association, J.P. Morgan Securities Inc., and The CIT Group/Business Credit, Inc. under which Kaiser would be provided with a replacement for the company’s existing Debtor-in-Possession (DIP) Credit Facility and a commitment for a multi-year exit financing arrangement upon Kaiser’s emergence from Chapter 11.

     J.P. Morgan Securities Inc., would act as the lead arranger, sole bookrunner, and syndication agent for the new facility. JPMorgan Chase Bank would be administrative agent. CIT Group would act as co-arranger.

     As described in the motion and the corresponding commitment letter, and subject to the completion of definitive documentation, the new facility would:

•	Replace the existing $200 million DIP credit facility, which expires February 13, 2005, with a new $200 million credit facility intended to remain in place until the company’s emergence from Chapter 11.

•	Include a commitment, upon Kaiser’s emergence from Chapter 11, for exit financing in the form of a $200 million revolving credit facility and a fully drawn term loan of up to $50 million.

•	Provide a maturity on the exit financing’s revolving credit facility of five-years from the date of the closing of the replacement DIP (which is expected to occur in February 2005) and a maturity on the term loan of six years from such closing date.

     Kaiser has asked the Court to schedule a hearing on the motion on February 2, 2005.

     “The new facility has been designed to provide us with the size, terms, and flexibility that we expect to need as we complete our reorganization and look ahead to our future as a highly competitive fabricated products company. The exit financing, in particular, is expected to enable Kaiser to emerge from Chapter 11 with a sound financial profile and the liquidity necessary to support continued growth,” said Jack A. Hockema, Kaiser’s President and Chief Executive Officer.

     Kaiser Aluminum (OTCBB:KLUCQ) is a leading producer of fabricated aluminum products and owns interests in alumina and primary aluminum.

F-1008

Company press releases may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. Actual events could differ materially from those reflected in the forward-looking statements contained in this press release as a result of various factors, including but not limited to those relating to approval of the proposed financing by the U. S. Bankruptcy Court for the District of Delaware and the completion of definitive documentation. As a result, no assurance can be given as to whether or when the proposed financing will be approved or as to the definitive terms thereof.

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